As filed with the Securities and Exchange Commission on October ___, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

One World Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0429198 (I.R.S. Employer Identification No.)

418 Bridge Crest Boulevard, Houston, Texas	77082
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (866) 440-1470

ONE WORLD HOLDINGS, INC. 2013 STOCK INCENTIVE PLAN
(Full title of the plan)

The Corporation Trust Company of Nevada
311 S Division Street
Carson City, Nevada 89703
(Name and address of agent for service)

775-688-3061
(Telephone number, including area code, of agent for service)

All correspondence to:
Corinda Joanne Melton
Chief Executive Officer
17117 Westheimer 75
Houston, Texas 77082
Email: jmelton@oneworlddolls.com
Office: 281-940-8534
Fax:  866-512-0322

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐  Accelerated filer ☐  Non-accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	to be	Price Per	Offering	Registration
to be Registered	Registered(1)	Share (2)	Price(2)	Fee (2)
Common Stock, par value $.0025 per share	30,000,000 shares	$0.0025	$75,000	$10.23

(1)      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock as may become issuable to prevent dilution with respect to the shares offered hereby as a result of any future stock split, stock dividend, recapitalization, or other similar transaction in the future during the effectiveness of this Registration Statement.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the last reported sale price on the OTC Bulletin Board on October 23, 2013.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken altogether, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

REOFFER PROSPECTUS

ONE WORLD HOLDINGS, INC.

30,000,000 Common Stock Shares

This reoffer prospectus relates to the 30,000,000 Common Stock Shares (“Common Shares”), no par value, of One World Holdings, Inc. (“we”, “our” or “us”) which are issuable pursuant to awards granted under our 2013 Stock Incentive Plan (the “Plan”) to eligible participants who are our affiliates. The selling stockholders are our directors and certain of our executive officers. We will not receive any of the proceeds from any future sale by the selling stockholders of the shares covered by this reoffer prospectus.

The selling stockholders may sell their shares, from time to time in the future, directly or indirectly in one or more transactions on the Over-The-Counter Bulletin Board (“OTCBB” or “OTC Bulletin Board”), in privately negotiated transactions or through a combination of such methods. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that selling stockholder.

Our Common Shares are traded on the OTCBB under the symbol “OWOO.QB”. On October 23, 2013 the last reported sale of our common stock on the OTCBB Bulletin Board was $0.0025 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” section in this reoffer prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is October 25, 2013.

TABLE OF CONTENTS
About this Prospectus	5
Summary	5
Forward-Looking Statements	6
Risk Factors	6
Selling Stockholders	21
Use of Proceeds	22
Plan of Distribution	22
Legal Matters	24
Experts	24
Available Information	25
Incorporation of Certain Documents by Reference	25

ABOUT THIS PROSPECTUS

This Reoffer Prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission. You should rely only on the information provided in this reoffer prospectus or incorporated by reference into this reoffer prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this reoffer prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of common stock. The rules of the Securities and Exchange Commission may require us to update this reoffer in the future.

SUMMARY

Our Common Shares are quoted on the Over-The-Counter Bulletin Board under the symbol “OOWO”. We are engaged in the development and production of different lines of multi-cultural dolls through our subsidiary The One World Doll Project (sometimes referred to herein as the “OWDP”). The concept behind the creation of The One World Doll Project is one that is based on a meeting between Trent T. Daniel, founder and Consultant of OWDP, and Ms. Stacey McBride-Irby, a creator of the So In Style™ line of Barbie® products offered by one of the nation’s leading toy and game companies, Mattel.  As a creator of this line of dolls, Stacey McBride-Irby achieved recognition due to the appeal of the So In Style™ dolls.  Mr. Daniel and Ms. McBride-Irby determined that there was a major opening in the market for multi-cultural dolls that were authentic to the varying hair, skin, body and facial features possessed by members of various ethnic communities.  Shortly thereafter, The One World Doll Project Inc. began its entry into the $80 million a year market of dolls and stuffed toys manufacturing (source: Dun and Bradstreet Industry Report on Dolls and Stuffed Toys - 2011 Data).  The One World Doll Project, Inc. is the operating subsidiary of One World Holdings, Inc.  The Company maintains a website at oneworlddolls.com.

The initial concept for the One World Doll Project began with the plan to release a line of mainstream African-American dolls and a line of African-American celebrity dolls aimed at high-end collectors and young pre-teen girls. At current, the doll market is dominated by two major players, Mattel, Inc. (“Mattel”), which reported 2011 net revenues of $6.3 billion and earnings of $769 million, and Hasbro, Inc. (“Hasbro”) which reported net revenues of $4.3 billion and earnings of $385 million. While Hasbro is a close competitor to Mattel, it should be noted that a majority of Hasbro’s income is generated from non-doll toys such as board games and action figures. The next closest competitor to Mattel and Hasbro is JAKKS Pacific, which reported 2011 net revenues of $804 million and a net loss of $385 million (mainly due to a one-time write-down of goodwill). (Financial information for Mattel, Hasbro and JAKKS Pacific obtained from each company’s annual report, as filed with the SEC.)

Due to the size and market domination by Mattel and Hasbro, our strategy for competing is to initially focus on the African-American and multi-cultural markets which we believe are extremely underrepresented by Mattel and Hasbro. To avoid the “in store” and limited shelf space competition of retail chains, we will focus our core sales model on internet and direct sales. By maintaining a web-based sales model, we can effectively capture our first year market of African-American doll buyers through specific advertising and promotions on traditional black media such as BET, TV1, Ebony, Essence and Jet magazines. Our plan is to attempt to reach more mainstream and multi-cultural markets after such time we have captured the African-American market and have the track record and ability to expand our market.

Market Opportunity

We have identified four primary customer segments in the doll market:

1.
Mainstream racially mixed children (including Anglo).  This customer base consists of the approximately 24.3 million children age 6-11 in the United States (based on U.S. Census Bureau, Current Population Reports, using the population released for July 1, 2009).

2.
Black Sorority members.  This customer base consists of over 750,000 African-American sorority members from the four African-American Pan Hellenic Sororities. (Source: Management’s belief based on information obtained from sorority websites, including: Delta Sigma Theta; Alpha Kappa Alpha; Sigma Gamma Rho; and Black College Search)

3.	Collectors of African-American celebrity dolls. These customers are typically high net-worth collectors and African-American celebrity enthusiasts.

4.	Celebrities wishing to have a doll designed by Stacey McBride-Irby. We believe that these customers will pay us to produce replica dolls of themselves.

Competition

According to a Dun and Bradstreet’s Zapdata Database and an industry report on Standard Industrial Classification (“SIC”) Code 3942 (Doll and Stuffed Toy manufacturing), there are 506 companies in the United States that fall within the North American Industry Classification System (“NAICS”) designation of Doll and Stuffed Toy manufacturing. Of these 506 companies, only 11 reported 2010 sales of more than $5 million and only five of those reported sales of $20 million or more.

Mattel and Hasbro are the dominant players in the doll and stuffed toy manufacturing industry.  Mattel and Hasbro reported sales of approximately $6.3 billion and $4.3 billion, respectively, for 2011.  In addition to Mattel and Hasbro, there are also many smaller companies that compete within the doll and stuffed toy manufacturing industry.    We believe any company that enters the doll and stuffed toy manufacturing industry will face fierce competition from Mattel and Hasbro and the other smaller players within the industry.  However, due to the overwhelming demand for multi-cultural dolls, especially African-American dolls, we believe One World is in a perfect position to establish a foothold in the American doll market.

United States Doll and Stuffed Toy Sales

According to the previously mentioned Dun and Bradstreet Industry report, the manufacturers in the dolls and stuffed toys industry had approximately $80 million sales in the United States in 2010.

Product Description

Our initial line of dolls will be labeled the “Prettie Girls!” ™, and will include five different multi-cultural doll designs - Dahlia, Valencia, Kimani, Lena and Alexie.

Each of these five initial designs will have varying skin colors and features, along with their own outfit and accessories.  In the future, we will design additional Prettie Girls! dolls that resemble other racial groups.  We classify the five designs as “fashion and play dolls.” Each of Sophia, Dahlia, Valencia, Kimani, Lena and Alexie will have her own personal identity and background, as follows:

Dahlia  “You can always count on Dahlia for a good, belly aching laugh! With an energy that is electric, Dahlia is a natural born comedian, and loves being the center of attention. With her brilliant mind and quick wit, she is loved by all, especially by her cute puppy, Chance, that she rescued.  Through her humorous and caring spirit, she is good at encouraging her friends to volunteer their time, skills & allowance money to give back to their communities. Although she is gentle and caring in nature, she is a beast when it comes to saving the planet! Are you recycling?”

Kimani  “Kimani is beautiful on the inside and out. The best friend anyone could ever have. You can trust Kimani with your ultimate secret. When it comes to needing the perfect outfit, to the right jewelry or for any fashion tip, Kimani is the go to girl. Nothing can shake Kimani from experiencing joy. She is a spit fire, energetic free spirit & marches to the beat of her own drum. Artistic and creative in nature, Kimani loves the arts and dreams of red carpet moments.  Watch for her name in lights!”

Valencia  “Bold & daring, loving life is Valencia’s claim to fame! As a part of her passion for life, Valencia is all about working out and eating right! The athletic one is always focused on being her best self. Whenever you are around Valencia, be ready to move! She's a party all by herself! To be around her is so much fun because she is always moving and grooving to the hottest song, as a way to stay fit. She loves watching cooking shows to test her healthy “meals skills” on her friends. With her fun way of cooking healthy foods along with her exciting exercise tips, you can almost smell her own show coming to a network near you!”

Lena “Lena is fun, fresh, confident, exciting and has made being smart cool! Her friends call her “The Wiz Kid” because whatever she puts her mind to, she will come out on top! A straight A student, spelling bee champ, and top fundraiser on the cheerleading squad, Lena always finds time to help her friends with their homework & class projects. Setting goals is key, next move: Class President. An up and coming entrepreneur, you better believe the next big invention will be Lena’s!”

Alexie “Alexie is flying high on life, literally; she loves Hot Air Balloons! Born two months early, she has been fighting against the odds from day one.  Because of her positive “can do” attitude, she has embraced all the good things in life and always looks at the glass as half-full!  In grade school, Alexie found herself being picked on by bullies because she was so much smaller than the other kids.  Her BFF is Prettie Girl, Lena!  They met while singing in the Glee Club together and have been best friends ever since. Lena was her protector, now Alexie has a soft spot for the underdog.  She has been crowned, “The Defender”, which ironically is the meaning of her name. She is the one who believes in fighting for what’s right and ALWAYS speaks her mind.  She is fiesty, fun-loving and full of charisma.  The Glee Club led Alexie to discover her passion for singing and performing.  She’s no stranger to the winner’s circle at any talent contest and is certainly Broadway bound!   Look out New York, Alexie has her sights on you!”

Target Market

According to the United States 2010 Census Bureau reports and childstats.org, there are 24.3 million children in the U.S. between the ages of 6-11. Our first year goal is to capture at least 0.73% (177,000) of this market and to obtain at least 2.36% (572,404) of this market by the end of year three. The percentage of 0.73%  for year one has been calculated based on the amount of dolls One World intends to manufacture and sell (200,000) upon funding.  Our target for year three of 2.36% is based upon implementing the Company’s marketing and public relations plan upon funding, which includes repeat customers.

With a primary focus on African-American broadcast and print outlets, we believe we can quickly capture a significant portion of the African-American target market.  In order to accomplish this, we will maintain two first year marketing and public relations focal points.  The first will be African-American mass media, and the second will be through web and social media.

With the mass media, we plan to flood the African-American marketplace with our brand through heavy TV, radio and print advertisements on African-American media outlets.  We plan for these outlets to also include appearances and live promotions on shows such as Warren Ballentine, The Steve Harvey Show, and more.   We believe these shows can be booked based on our existing celebrity relationships.  Print outlets are planned to include Ebony, Essence and Jet magazine.

We currently do not have the financing to implement the strategies discussed here and throughout this report.  Although we do not have definitive plans to obtain such funds, after a market for our common stock develops, we plan to seek to raise funds through a private offering of our common stock and/or notes payable to accredited investors.  We currently have no commitments or letters of intent with any third party, and we are not currently under negotiations with any third party related to a private offering to accredited investors.

Business Strategy

Our strategy is to be the leading provider of multi-cultural doll products to the specialty, affinity, and mass merchandise retail marketplace through a focus on direct and online sales models.  Key elements of our strategy include:

1.
Developing an online presence for One World. By focusing our core sales on internet and catalog sales, we believe we will be able to capture our market while eliminating the “eye level competition” we would face in the retail stores.

2.
Driving business by utilizing the celebrity of our lead doll designer to promote the products globally. We will be conducting a major global PR campaign around Stacey McBride-Irby, as the creator of the So In Style line of Barbie dolls.

3.
Using the power of celebrity partners and PR to develop relationships with major store chains.  In year two, we intend to conduct celebrity VIP meet and greets to introduce and promote One World to major store chains.

Marketing Overview

The One World Doll Project is expected to be introduced to consumers in the first quarter of 2014 largely through a very comprehensive, strategic, and highly targeted public relations effort.  We will use a national media relations campaign to launch the Company and our products, emphasizing the players involved and the cultural impact of our products.  Our campaign will include the major print, online and broadcast news media.  Other grassroots and social media tactics will be coordinated to create a sizable groundswell of interest and significant word-of-mouth buzz.

The following is an outline of initial public relations opportunities proposed to launch The One World Doll Project that will run concurrent with and be supported by marketing efforts, promotions, advertising and retail support, to be determined by market research conducted in the next phase of the project.

Marketing Strategies

One World seeks to revolutionize the multi-cultural doll market.  Under the creative/design leadership of Stacey McBride-Irby, we seek to corner a significant percentage of the United States domestic doll market among mothers, families, and their daughters.  This effort is greatly dependent upon the quality, feel, early brand development, and adoption of the dolls by young girls and their families.

Our success depends heavily upon our design and marketing team’s ability to strike the right chord with the 4-12-year old girl market.  No group talks and shares more than little girls.  We plan to create a great product that girls talk about and share.  We want them to imagine themselves and their world through their dolls’ eyes.   One World seeks to understand, market to, and intuitively commercialize the 4-12 -year old girl market through gaming, “eventizing,” focus groups, strategic earned media, paid media, boutique organizational partnerships, and ancillary media brand opportunities.

The daunting proposition of capitalizing on the opportunity among multi-cultural doll buyers has been undertaken many times in the past by large toy manufacturers and by small, niche companies.  The rationale for creating similar lines is manifold and immediate.  We believe we are perfectly positioned to succeed for several significant reasons.


First, there is no substitute for desirable dolls and toys that resonate with children.  Children will pester their parents, teachers, Sunday school teachers, grandparents, older siblings, and anyone else who will listen to achieve their consumption desires.  The cornerstone of our Company is the product and the wherewithal to wrap that product in an aggressive marketing and message program.  This campaign’s effectiveness will ultimately be measured by the effect it has on creating measurable and scalable demand from girls.  At the end of the day, this innovative proposition is predicated upon products that stand out in the clutter of a crowded toy market.


Second, Ms. McBride-Irby brings to the Company product design and development experience within the doll industry.  Given the creative and production freedom and platform of One World, Ms. McBride-Irby will be allowed to use her creativity to tap into the body of influence around her likely consumers.


Third, it is management’s belief that there is a huge, disaggregated market of toy consumers looking to buy multi-cultural dolls and to communicate racial/cultural self-esteem to their children. Historically, multi-cultural dolls have simply been colorized – white dolls made Black, brown, or yellow. Our dolls will be more authentic and genuine approximations of women from multi-cultural backgrounds.  Assisted by viral and social media, we plan to seek to leverage this market through intensive efforts of marketing directly in platforms and among organizations like churches, fraternities, sororities, civic groups with cultural orientations, and professional groups concerned with advancing specific cultural self-awareness.  Aggregating and expertly messaging individuals and organizations with these sensibilities is a key component of a larger path to success.


Fourth, there is a rising tide of sensibility among non-minority girls to widen the circle of inclusion, reflecting their friends, family, and world.  We seek to be the most effective and efficient mover in this space through our diverse offerings.  Princess Tiana, from Disney Animation’s “The Princess and the Frog,” established in Christmas 2009 the viability of Disney’s ethnic products.  The Princess Tiana product line sold very well with more than 45,000 dolls sold in less than one month. (source: Target Market News, “Merchandise for Disney's 'Princess and the Frog' already a hit at stores,” November 18, 2009).

The One World story and its emphasis on positive narratives and self-esteem are hallmarks of our marketing strategy.  Where other dolls appeal only to fashion, coolness, and trends, One World will marry those elements with multi-cultural awareness.  We believe this will be a very valuable approach that will differentiate us and resonate with our target market.

Early Pillars of Marketing Campaign

Celebrity and Icons

Celebrity and thought leadership will drive positive reception and scale in media.  We expect to identify and pitch iconic leaders and celebrity influencers for promotional and endorsement support.  We are specifically targeting child-age and mommy-age leaders and celebrities.

Partnerships and Organizations

Organizations such as The National Urban League, NAACP, National Medical Association, National Dental Association, National Association of Black School Educators, Jack and Jill, Twigs, and 100 Black Men are samples of boutique organizational relationships we will seek with large supportive and leverage-able networks.  Organizations and partnerships serve as additional catalysts and brand extenders for media and mainstream acceptance to capture, maximize, and retain market share.

Media Partnerships, Earned Media, Social Media

We have developed a strategic partnership with Blogalicious, believed to be the nation’s largest gathering and association of female bloggers of color.  Blogalicious, aside from its annual gathering in the fall months, maintains a vibrant and active membership and information database of women of color who are actively involved in mothers’ issues, family purchasing, consumer products, and toys.  This organization was identified by one of our strategic marketing and advertising partners.

Gamification

In order to stay competitive in the emerging realm of computer and online games, we plan to develop games that will incorporate the Prettie Girls characters into alternative counter-reality worlds, allowing girls to become their favorite doll and create online environments where they can live out their fantasies.

Eventizing

The World Doll and Prettie Girls! model calls and regional competitions (as described in more detail below) will allow the Prettie Girls! brand to be introduced into certain U.S. markets with an “American Idol” style talent search.  With partner organizations, we plan to leverage the desire of parents, girls, and their communities to exhibit the highest standards of excellence, beauty, talent, skill, poise, and self-esteem.  We plan to work directly with known brands to create events that drive consumer traffic to our media platforms, social media, and consequently capture consumer data from prospective consumers. “Eventizing” allows us to plant our flag in local markets and to create additional product supply touch points for retailers, partners, and other associated entities.

Digital and Social Media

Through highly messaged social media and One World digital platforms we plan to design and manage an online environment with customized content that engages the young and computer proficient user on a daily basis.  This will be a hallmark of our larger plan for product launches and customer retention.   We currently have very limited amounts of capital available to purchase paid media, which creates a difficult environment for us. Instead of relying solely on declining paid media platforms, we endeavor to maximize social media and digital platforms that will serve to reduce the amount of paid media we need to acquire.

Client Relationship Management

Every effort will be made to ensure that current and potential customers will become part of the One World online and social community.  This community will be populated by young ladies and their families with news, information, and personalized message boards that allow them to express their individuality, likes, aspirations, and desires for their life.

Focus Groups

We will strive to have up-to-date market research on our target market of girls, age 4-12 years old, by regularly organizing focus groups.  The data and information gathered will influence media buys, doll design, eventizing, partnerships, and the overall operation of the Company.

Advertising Costs

For the twelve months ended December 31, 2012 and for the period from inception, October 1, 2010 to December 31, 2012, the Company’s advertising costs were $29,534 and $81,644, respectively. For the period from inception, October 1, 2010, to December 31, 2010, the Company did not incur any advertising costs.

The REAL Prettie Girls! ™

We plan to hold a talent search competition to form a real entertainment group of girls named the “Prettie Girls.”  The Prettie Girls Talent Search is conceived to create a driver to connect cyber and other direct marketing with a “bricks & mortar” presence.  The competition will be an online based national outreach to first inform and then engage consumers, investors, and the public at large nationally.  We anticipate the competition will have three rounds—local, regional, and national.  Girls will be eligible to enter the competition with an online purchase of a Prettie Girls! doll.  The regional and national rounds will be actual events where contestants will perform in front of judges and a live audience of fans.  Contestants will be judged in each round based on their demonstrated skills and intangibles.  Fans will be able to view and vote for contestants online through our website.  We plan to target multiple marketing partners in order to bring attention to the competition.

Production and Manufacturing

To begin our entry into the market place, we began pre-sales of our two Obama 2012 Collectors dolls in the spring of 2011. This pre-sales initiative was launched to test the response rates to free advertising and related advertising models. For this campaign, the Company only advertised via the free mediums of local and national news and blogs, radio interviews and email campaigns.  As of the date of this annual report, the Obama 2012 Collectors Dolls pre-sales have yielded 75 sales with total sales of $7,543 and an average order of $101.  As far as actual product sales 12 of the signature dolls (retail $149.95) have been sold and 115 of classic edition dolls (retail $49.95) have been sold.  The pre-sales proceeds were to be recorded as income when the dolls were shipped to customers, however due to the Company’s decision to enter the marketplace with the fashion and play dolls instead of the two Obama 2012 Collectors dolls, all funds received for pre-sales were refunded to customers.

We plan to begin mass marketing and public relations for all seven dolls in the first quarter of 2013. We anticipate releasing all of our dolls in March of 2013.

In order to produce the highest quality products we have engaged a third party manufacturer in China, Early Light International Ltd. (“Early Light”).   Early Light, which is headquartered in Hong Kong, will manufacture our initial inventory of dolls, taking advantage of its experience and more than 25 million square feet of production and warehousing space.   Early Light’s client base includes some of the world’s biggest toy and game developers including Mattel, Fisher-Price, MGA Entertainment, Lego, Hasbro, Playskool, MTV, Lionel, Disney and many more.   We do not have an engagement agreement with Early Light, and they will manufacture our dolls on an as-needed basis.

Our costs are consistent with customary industry practices that will include three main costing phases: pre-production, production and post-production.  The pre-production phase is a setup process that involves development of all tools and equipment needed to produce the dolls and their accessories including clothes, shoes, jewelry as well as face painting masks.  This setup phase bears the greatest amount of up-front costs but will give us everything needed to produce multiple dolls and accessories from the same set of tools.   To date, Early Light has fabricated molds for us to manufacture both the bodies and accessories of our current doll lines.  This process included making separate molds for each of the body parts, such as the head, torso and legs.  We also have separated molds for each of the different types of accessories, such as purses, jewelry, shoes and stands.  The development and fabrication of these molds is complete, although we are still making final engineering adjustments to the molds.  Future molds will be for new accessories and new doll designs, including male body designs.  Our molds and other tooling are developed from high yield metals and synthetics that we believe will yield hundreds of thousands of units before needing replacement. The Company has estimated the yield capacity of the molds by taking into consideration the past experience of management, certain engineering estimates provided by Early Light and other factors.

Additionally, Early Light has warranted our molds for a minimum of 400,000 units. These tools will remain our property but will be stored at the manufacturer’s facilities for future use. The second phase, production, will include the actual production, assembly and packaging of the dolls. This process will also include testing of the dolls for safety requirements set by the U.S. government, which will be the requirement of the manufacturer. The third phase will include shipping and further safety and hazards testing.

Our third party manufacturer, Early Light, is responsible for securing basic raw materials needed for manufacturing our product.  In June 2011, our Chief Executive Officer met with Early Light and toured their facility in Shenzhen, China.  Based on such meeting, facility tour and manufacturing completed for other clients of Early Light, it is our management’s belief that Early Light has the knowledge and capability necessary to manufacture the Company’s products, including obtaining all necessary materials for manufacturing.  Early Light obtains its materials from its long-term suppliers, and the materials are continually tested to insure compliance with required specifications.

Trademarks, Copyrights and Patents

We anticipate most of our products being sold under trademarks, trade names, and copyrights, and some products may incorporate patented devices or designs. Such intellectual property could become significant assets in that they will provide product recognition.  We intend on seeking patent, trademark, or copyright protection covering our products.   When adequate funds are available, we intend to register certain trademarks we hold with the U.S. Patent and Trademark Office.  Currently, we believe we hold certain common law trademark rights for certain trademarks including “Prettie Girls” and “The REAL Prettie Girls!”   We will use our best efforts to ensure the rights to all intellectual property we may hold are adequately protected, but there can be no assurance that our rights can be successfully asserted in the future or will not be invalidated, circumvented, or challenged.  We also maintain a website at http://www.oneworlddolls.com. The information on, or that may be accessed through, our website is not incorporated by reference into this annual report and should not be considered a part of this annual report.

Government Regulations

Any dolls we sell in the United States will be subject to the provisions of the Consumer Product Safety Act, the Federal Hazardous Substances Act, and the Consumer Product Safety Improvement Act of 2008, and may also be subject to the requirements of the Flammable Fabrics Act or the Food, Drug, and Cosmetics Act, and the regulations promulgated pursuant to such statutes. These statutes ban from the market consumer products that fail to comply with applicable product safety regulations. The Consumer Product Safety Commission (“CPSC”) may require the recall, repurchase, replacement, or repair of any such banned products or products that otherwise create a substantial risk of injury and may seek penalties for regulatory noncompliance under certain circumstances.  Similar laws exist in some states and in many international markets.

We will attempt to maintain a high level of quality control to help ensure compliance with various federal, state, and applicable foreign product safety requirements, if any.  We may in the future, however, experience, issues in products that result in recalls, withdrawals, or replacements of products. A product recall could have a material adverse effect on our results of operations and financial condition.  A product recall could also negatively affect our reputation and the sales of our other products.

 FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed in this reoffer prospectus are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe”, “intend”, “expect”, “may”, “should”, “anticipate”, “could”, “estimate”, “plan”, “predict”, “project” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this reoffer prospectus speak only as of the date of this reoffer prospectus. We disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

RISK FACTORS

Our business and an investment in our securities are subject to a variety of risks. The following risk factors describe the most significant events, facts or circumstances that could have a material adverse effect upon our business, financial condition, results of operations, ability to implement our business plan and the market price for our securities. Many of these events are outside of our control. These risks and uncertainties are not the only ones that we face. Additional risks not presently known or currently considered insignificant may also have a material adverse effect upon our business, financial condition, results of operations, ability to implement our business plan and the market price for our securities.

Related to the Company, our Industry and the Offering

We have a limited operating history, and may not be successful in developing profitable business operations.

The Company has a limited operating history.  Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the doll and toy industry.  As of the date of this Prospectus, we have generated no revenues and have limited assets.  From formation until September 30, 2012 , we had incurred losses totaling $2,448,454.   There is nothing at this time on which to base an assumption that our business operations will prove to be successful in the long-term.  Our future operating results will depend on many factors, including:

·	our ability to raise adequate capital;
·	our ability to develop and design a marketable line of dolls;
·	our ability to cost effectively manufacture dolls;
·	our ability to market and sell our line of dolls;
·	the demand for dolls generally;
·	the level of our competition; and
·	our ability to attract and maintain key management and employees.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above.  Despite our best efforts, we may not be successful in designing, manufacturing, and/or marketing our product.

We expect our future financial results to fluctuate significantly, and a failure to increase our revenues or achieve profitability may have a substantial negative effect on the Company.

Because of our limited operating history, we do not have meaningful historical information to predict demand for our products and trends that may emerge in our target markets. Moreover, because most of our expenses are relatively fixed in the short term, we may be unable to adjust spending quickly enough to offset any shortfall in revenue in any particular period. As a result, it is likely that in some future quarters or years, our operating results will fall well below the expectations of investors. Furthermore, we expect our future quarterly and annual operating results to fluctuate significantly as we attempt to expand our service offerings in our target markets. Our revenues, gross margins and operating results are difficult to forecast and may vary significantly from period to period due to a number of factors, many of which are not in our control. These factors include:

·	market acceptance of our products, sales and marketing efforts and pricing changes by our competitors;
·	number of dolls sold by us through key relationships with clients and distributors;
·	amount and timing of expenditures needed to produce our proposed results;
·	number of new contracts we obtain to distribute and manufacture dolls, and our relative performance under each such contract;
·	our ability to expand our operations and the amount and timing of related expenditures;
·	our ability to successfully expand our national marketing, advertising and sales activities;
·	our ability to successfully recruit, hire and retain key employees; and
·	general economic conditions affecting our industry.

We have limited capital and will need to raise additional capital in the future.

We do not currently have sufficient capital to fund both our continuing operations and our planned growth.  We will require additional capital to continue to grow our business.  We may be unable to obtain additional capital when required.  Our current and future product lines, as well as our administrative requirements (including salaries, taxes and general overhead expenses such as fulfillment and technology solutions, and office expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and /or cash flow. If we are not successful in raising $1.5 million, we will reduce administrative costs, hire fewer individuals, order less inventory and decrease our marketing budget in order to align our budget with actual funds received.  If we are not successful in raising any funds and/or a subset of $1.5 million or redistributing our budget on reduced funds, our business may fail.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means.  We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.  If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders.  Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity.  The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

There is substantial doubt about our ability to continue as a going concern.

To date, we have not yet achieved profitable operations and expect to incur losses in the development of our business.  Accordingly, our independent registered public accounting firm has indicated in its report on our consolidated financial statements, as of December 31, 2011, that there exists substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.  Management's plan to address our ability to continue as a going concern includes obtaining debt or equity funding from private placement or institutional sources or obtaining loans from financial institutions, where possible.  Although management believes that it will be able to obtain the necessary funding to allow us to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

We operate in a competitive market for doll products and face competitors with greater resources, which may make it more difficult for us to achieve any significant market penetration.

The markets that we serve and intend to serve are consistent yet rapidly evolving, and competition in each is intense and expected to increase significantly in the future. Most of the companies that we compete against have built large and established businesses and have much greater financial and human resources. Some of these competitors include Hasbro, Inc. and Mattel, Inc.  While we believe that we are positioned well within our targeted markets, our relative position in the overall industry will be very small. There can be no assurance that we will be able to similarly build such successful businesses or offer products that are competitive with our competitors’ product offerings. Because most of our competitors have substantially greater resources than we do, they may, among other things, be able to undertake more aggressive marketing and pricing strategies, obtain more favorable pricing from vendors and make more attractive offers to strategic partners than we can. Therefore, we may be unable to successfully compete against numerous companies in our target markets.

The success of our business is dependent upon our ability to successfully identify or satisfy consumer preferences.

Our business and operating results will depend largely upon the appeal of doll product lines. Consumer preferences, particularly among the end users of our products, predominantly children, are continuously changing. The entrance of new dolls and trends into the market can cause significant and sudden shifts on demand.  These trends are often unpredictable.  Our ability to establish significant product sales of our lines of dolls will depend on our ability to satisfy play preferences, enhance existing products, develop and introduce new products, and achieve market acceptance of these products.  Competition is intensifying due to recent trends towards shorter life cycles for individual toy products, the phenomenon of children outgrowing toys at younger ages, and an increasing use of more sophisticated technology in toys.  If we do not successfully meet the challenges outlined above in a timely and cost-effective manner, demand for our products may never occur or could decrease, and our revenues, profitability and results of operations may be adversely affected.

Inaccurately anticipating changes and trends in popular culture, media and movies, fashion, or technology can negatively affect our sales.

Trends in media, movies, and children’s characters change swiftly and contribute to the transience and uncertainty of play preferences.  We will attempt to respond to such trends and developments by modifying, refreshing, extending, and expanding our product offerings whenever possible.  If we do not accurately anticipate trends in popular culture, movies, media, fashion, or technology, our products may not be accepted by children, parents, or families, and our revenues, profitability, and results of operations may be adversely affected.

Our business will be highly seasonal and our operating results will depend, in large part, on sales during the relatively brief traditional holiday season. Any events that disrupt our business during this peak demand time could significantly, adversely and disproportionately affect our business.

Retail sales of toy products are highly seasonal, with a majority of retail sales occurring during the period from September through December.  As a result, our operating results depend, in large part, on sales during the relatively brief traditional holiday season. Our business will be subject to risks associated with the underproduction of popular dolls and the overproduction of dolls that do not match consumer demand.  These risks are magnified during the holiday season. We believe that the increase in “last minute” shopping during the holiday season and the popularity of gift cards (which often shift purchases to after the holiday season) may negatively impact customer re-orders during the holiday season. These factors may decrease sales or increase the risks that we may not be able to meet demand for certain products at peak demand times or that our inventory levels may be adversely impacted by the need to pre-build products before orders are placed.

In addition, as a result of the seasonal nature of our business, we may be significantly and adversely affected, in a manner disproportionate to the impact on a company with sales spread more evenly throughout the year, by unforeseen events, such as terrorist attacks, economic shocks, or other catastrophic events, that harm the retail environment or consumer buying patterns during its key selling season, or by events, such as strikes, disruptions in transportation or port delays, that interfere with the manufacture or shipment of goods during the critical months leading up to the holiday purchasing season.

We will depend on third-party manufacturers, and if our relationship with any of them is harmed or if they independently encounter difficulties in their manufacturing processes, we could experience product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis, any of which could adversely affect our business, financial condition and results of operations.

We have engaged a third-party manufacturer to manufacture our initial inventory of dolls.  In the future, we may depend on multiple third-party manufacturers.  Our manufacturers will develop, provide and use the tools, dies and molds that we own to manufacture our products.  We have limited control, however, over the manufacturing processes themselves.  As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

We do not have a long-term contract with our existing manufacturer or any other third-party manufacturers. Although we believe we could secure other third-party manufacturers to produce our products, our operations would be adversely affected if we lost our relationship with this manufacturer or any future manufacturers or suppliers.  Any problems with manufacturers’ or suppliers’ operations, including problems with sea or air transportation, could adversely affect our business, even if the disruption in operations lasted for a relatively short period of time.

Our tools, dies and molds are and will be located at the facilities of our third-party manufacturer. The molds and tooling can be shipped or transferred as needed if we should ever choose to use a different manufacturer.  This arrangement creates the potential risk that our equipment could be lost, damaged or stolen during such transfer, and/or the manufacturer could potentially be unwilling or unable to ship our equipment per our instructions.

Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending on what they pay for their raw materials.

Our manufacturing operations will be outside of the United States, subjecting us to risks common to international operations.

We will use third-party manufacturers located principally in China which are subject to the risks normally associated with international operations, including: currency conversion risks and currency fluctuations; limitations, including taxes, on the repatriation of earnings; political instability, civil unrest and economic instability; greater difficulty enforcing intellectual property rights and weaker laws protecting such rights; complications in complying with laws in varying jurisdictions and changes in governmental policies; greater difficulty and expenses associated with recovering from natural disasters; transportation delays and interruptions; the potential imposition of tariffs; and the pricing of intercompany transactions may be challenged by taxing authorities in both China and the United States, with potential increases in income taxes.

Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to medical, political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States against a class of products imported by us from, or the loss of “normal trade relations” status by China, could significantly increase our cost of products imported from that nation. Because of the importance of our international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

If we are unable to adequately protect our proprietary intellectual property and information, our business, financial condition and results of operations could be adversely affected.

We anticipate that the value of our business will depend on our ability to protect our intellectual property and information, including our trademarks, trade names, copyrights, patents and trade secrets, in the United States and around the world, as well as our customer, employee, and consumer data.  If we fail to protect our proprietary intellectual property and information upon development, including any successful challenge to our ownership of any intellectual property or material infringements of our intellectual property, this failure could have a significant adverse effect on our business, financial condition, and results of operations.

Issues with products may lead to product liability claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities that could divert resources, affect business operations, decrease sales, increase costs, and put us at a competitive disadvantage, any of which could have a significant adverse effect on our financial condition; we do not currently maintain product liability insurance.

In the future we may experience issues with products that may lead to product liability claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities. Any of these activities could result in increased governmental scrutiny, harm to our reputation, reduced demand by consumers for our products, decreased willingness by retailer customers to purchase or provide marketing support for those products, adverse impacts on our ability to enter into licensing agreements for products on competitive terms, absence or increased cost of insurance, or additional safety and testing requirements. Such results could divert development and management resources, adversely affect our business operations, decrease sales, increase legal fees and other costs, and put us at a competitive disadvantage compared to other companies not affected by similar issues with products, any of which could have a significant adverse effect on our financial condition.

Further, we do not currently maintain product liability insurance, which insurance would help mitigate the risks associated with product liability claims against the Company and its products.  We anticipate obtaining product liability insurance in the future, at such time that adequate funds are available.

If we lose our key personnel or are unable to attract and retain additional key personnel, we may be unable to implement our business strategy or pursue new opportunities.

Our future success depends in large part upon attracting and retaining key sales, marketing and senior management personnel. The loss of the services of any of our key employees, particularly if lost to competitors, may significantly delay or prevent the achievement of our business objectives and may adversely affect our strategic direction. In particular, the services of Stacey McBride-Irby, our Chief Product Development Officer, or Corinda Joanne Melton, our Chief Executive Officer, would be difficult to replace. Although we do currently have employment agreements with Ms. McBride-Irby and Ms. Melton, there are no assurances that these employees will not terminate their employment with us at any time. In addition, we do not maintain key person life insurance for any of our personnel, but plan on obtaining key person life insurance on certain executive officers if funds permit.

Our future success will also depend on our ability to identify, recruit, train and retain additional qualified and skilled personnel. We may be unable to attract and retain personnel with the qualifications necessary for the further development of our business. If we fail to attract and retain personnel, particularly management and industry personnel, we may not be able to execute on our business plan.

Our affiliates control a large amount of our current outstanding common stock and their interests may conflict with those of our stockholders.

As of the date of this Prospectus, our executive officers and Directors collectively and beneficially own approximately 22% of our common stock.  This concentration of voting control gives affiliates substantial influence over any matters which require a stockholder vote, including without limitation the election of Directors and approval of merger and/or acquisition transactions, even if their interests may conflict with those of other stockholders.  It could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Company.  This could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock.

In the future, we may incur significant increased costs as a result of operating as a public company, and our management may be required to devote substantial time to new compliance initiatives.

If we are successful in bringing the Company public, as a result of operating as a public company, we may incur significant legal, accounting and other expenses.  The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are and we will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a "large accelerated filer" (with at least $700 million in public float) under the Exchange Act. For so long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described in further detail in the risk factors below. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act, as an “emerging growth company”, the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an “emerging growth company”, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an “emerging growth company” nor an “emerging growth company” which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The recently enacted JOBS Act will also allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

·
be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

·
be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd–Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

·
be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation; and

·	be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which it would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

Risks Related to Our Common Stock

There is presently no market for our common stock, and the price of our common stock may be volatile if a market develops.

Our common stock is not currently quoted on any exchange or any quotation system in the over-the-counter securities market.   A market maker has filed a Form 211 with FINRA to permit quotation of our stock on the over-the-counter market. This application is pending, and there can be no assurances of its outcome.  In any event, the application on Form 211 will not be approved until after our Registration Statement on Form S-1 is declared effective by the SEC.  No assurance can be made that the application will be approved by FINRA, or that a ticker symbol will be assigned by FINRA for our common stock or that the Registration Statement will be declared effective in a timely or prompt manner, if at all.

In the event a market for our stock develops, our shares will likely be very thinly traded, and there could be volatility in the volume and market price of our common stock.  This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, factors relating to the doll and toy industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

The shares of common stock offered herein have been arbitrarily valued.

The Offering price of the shares of common stock offered in this Prospectus were established arbitrarily by us, without any arms-length negotiations or appraisals, and do not necessarily bear any relationship to our assets, book value, net worth, expected earnings or to any other recognized objective criteria of value.  The Offering price may not be indicative of the actual value of the shares.  The Offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies.  The offering price for the shares of common stock issuable upon conversion of convertible debentures which shares are registered herein is the stated, fixed price of $0.04 per share until the securities are quoted on the OTC Bulletin Board or OTC Markets and thereafter based on prevailing market prices.

The issuance of preferred stock could adversely affect the rights of the holders of common stock.

The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of common stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the common stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to common stock. The Board's authority to issue preferred stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of preferred stock; there are no agreements or understandings for the issuance of preferred stock, and the Board of Directors has no present intention to issue preferred stock.

We may be subject to penny stock regulations and restrictions, and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Although there is currently no market for our common stock, our common stock may be deemed a “penny stock” and be subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.”  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000, excluding the value of the primary residence of such individuals, or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market (if a market for our stock ever develops), thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market of penny stocks.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict persons from participating in a distribution of a penny stock, under certain circumstances, if the SEC finds that such a restriction would be in the public interest.

If a market develops, offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If a market for our common stock ever develops, our stockholders could sell substantial amounts of common stock in the public market, including shares sold upon the filing of this Registration Statement (or other registration statements that we could potentially file in the future) that registers such shares and/or upon the expiration of any statutory holding period under Rule 144 of the Securities Act, if available, or upon trading limitation periods.  Such volume could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to secure additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our Directors and officers have rights to indemnification.

Our Articles of Incorporation provide, as permitted by governing Nevada law, that we will indemnify our Directors, officers and employees whether or not then in service as such, against all reasonable expenses actually and necessarily incurred by him or her in connection with the defense of any litigation to which the individual may have been made a party because he or she is or was a Director, officer or employee.  The inclusion of these provisions in the Articles may have the effect of reducing the likelihood of derivative litigation against Directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against Directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

We do not anticipate paying any cash dividends.

We do not anticipate paying cash dividends on our common stock for the foreseeable future.  The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition.  The payment of any dividends will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, to implement our business strategy; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional shares of our common stock.

Our Directors may attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock or convertible securities, convertible into shares of our common stock. Our Directors have authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock (either restricted shares in private placements or registered shares), possibly at a discount to market in the future. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

SELLING STOCKHOLDERS

This reoffer prospectus relates to the public resale of 30,000,000 Common Shares which are issuable under awards granted to the selling stockholders under the 2013 Stock Incentive Plan. The following table sets forth the name of the selling stockholders, any material relationship between us and each selling stockholder based upon information currently available to us, the number of Common Shares owned by each selling stockholder prior to the offering, the number of shares that maybe offered by each selling stockholder for sale hereunder and the amount and percentage of issued and outstanding Common Shares that we expect to be owned by each selling stockholder after completion of the offering. The selling stockholders may resell all, a portion, or none of the Common Shares from time to time.

The information in this table assumes that all of the shares held by each selling stockholder and being offered under this reoffer prospectus are sold to persons who are not affiliates of such selling stockholder, and that each selling stockholder acquires no additional shares of common stock before completion of this offering.

		Beneficial Ownership of Selling Stockholders Prior to Offering (1)			Beneficial Ownership of Selling Stockholders After Offering (1)
Name	Relationship	Number of Shares of Common Stock Prior to Offering	Number of Shares Offered Herein (2)	Number of Shares of Common Stock After Offering	Percentage After Offering
Charles Potter	Consultant	750,000	2,500,000	3,250,000	0.70%
Rosamon Daniel (a)	Consultant	0	2,500,000	2,500,000	0.54%
Sarah Daniel (b)	Employee	625,000	2,500,000	3,125,000	0.67%
Nedra Hall (c)	Employee	1,007,140	1,500,000	2,507,140	0.54%
Charmaine Mullin	Employee	0	1,500,000	1,500,000	0.32%
Jason Carter	Consultant	1,250,000	3,000,000	4,250,000	0.92%
Carol Litchhult	Consultant	0	1,000,000	1,000,000	0.22%
Cry E. Stiles	Consultant	1,500,000	1,000,000	2,500,000	0.54%

(a) (b) (c) (1)
Rosamon Daniel is the ex-wife of Trent Daniel, Company founder
Sarah Daniel is the wife of Trent Daniel, Company founder
Nedra Hall is the sister-in-law of Trent Daniel, Company founder

Except as noted in footnote (2) below, the securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission under the Securities Act of 1934. They may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on the assumption that 464,087,137  Common Shares will be outstanding as of the date of this reoffer prospectus.

(2)	Each of the securities listed below are issuable upon the exercise of stock options issued under the Plan.

USE OF PROCEEDS

The selling stockholders are selling all the shares covered by this reoffer prospectus for their own account.  Accordingly, we will not receive any of the proceeds from the resale of the shares.  We will receive proceeds from the exercise of the options.

PLAN OF DISTRIBUTION

The selling stockholders, or their respective pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this reoffer prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

The amount of securities that may be sold by any selling stockholder pursuant to this reoffer prospectus shall not, during any three-month period, exceed one percent (1%) of the outstanding Common Shares.

The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this reoffer prospectus, including resale to another broker or dealer;
•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;
           •           ordinary brokerage transactions and transactions in which the broker solicits purchases;
           •           privately negotiated transactions;
           •           short sales;
•	through the writing of options on the securities, whether or not the options are listed on an options exchange;
•	through the distribution of the securities by any selling stockholders to its partners, members or stockholders;
           •           one or more underwritten offerings on a firm commitment or best efforts basis; and
           •           any combination of any of these methods of sale.

The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Assuming that required holding periods and other criteria are satisfied, the selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this reoffer prospectus, regardless of whether the securities are covered by this reoffer prospectus.

To the extent required under the Securities Act, the aggregate amount of any selling stockholder securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying reoffer prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholders may enter into hedging transactions with third parties, which may in turn engage in short sales of the securities in the course of hedging the position they assume. The selling stockholders may also enter into short positions or other derivative transactions relating to the securities, or interests in the securities, and deliver the securities, or interests in the securities, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the securities, or interests in the securities, to third parties that in turn may dispose of these securities.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. Under those rules and regulations, they:

                •              may not engage in any stabilization activity in connection with our securities;
•	must furnish each broker which offers common stock covered by this reoffer prospectus with the number of copies of this reoffer prospectus which are required by each broker; and
•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934. We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

David S. Hunt, Esq. has passed upon the validity of the shares offered hereby.

EXPERTS

The financial statements as of December 31, 2012 and for the year ended December 31, 2012, incorporated by reference into this reoffer prospectus, have been so incorporated by reference in reliance on the report of Ham, Langston & Brezina, L.L.P, CPA's, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file annual reports and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. We also have filed a registration statement on Form S-8 under the Securities Act, of which this reoffer prospectus is a part, to register the Common Shares offered by this reoffer prospectus. This reoffer prospectus does not contain all of the information contained in the registration statement. For further information about us and the common shares offered by this reoffer prospectus, you should refer to the registration statement and its exhibits. Statements contained in this reoffer prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The registration statement, including the exhibits and schedules filed therewith, may be inspected free of charge at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates and from the SEC’s Internet site at http://www.sec.gov. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our Common Shares are traded on the OTC Bulletin

Board under the symbol “OWOO.QB”. Reports and other information concerning One World can be inspected at the public reference facilities and Internet site of the SEC referred to above.

You should rely only on the information contained or incorporated by reference in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference into this reoffer prospectus. The shares are being offered and offers to buy the shares are being sought only in jurisdictions in which offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the shares.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this reoffer prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this reoffer prospectus, the subsequent information will also become part of this reoffer prospectus and will supersede the earlier information.

We are incorporating by reference the following documents that we have filed with the SEC:

(a)                   One World’s Annual Report on Form 10-K for the year ended December 31, 2012.

(b)                   One World’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 20, 2013, and for the quarter ended June 30, 2013, filed with the Commission on August 19, 2013.

(c)                    One World’s Current Reports on Form 8-K filed with the Commission on  May 10, 2013, July 7, 2013, August 7, 2013, September 26, 2013 and September 27, 2013 (except that any portions thereof that are deemed to be furnished and not filed shall not be incorporated by reference in this Registration Statement).

(d) The description of One World’s common stock and preferred stock contained in the Registration Statement on Form S-1/A, filed December 19, 2012.

We are also incorporating by reference into this reoffer prospectus all of our future filings with the SEC on Form 10-K and on Form 10-Q (to the extent such Form 10-Q states that it is being incorporated by reference into this reoffer prospectus) under the Securities Exchange Act of 1934 until this offering has been completed.

You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by contacting us at:

 Ms. Corinda Joanne Melton
Chief Executive Officer
One World Holdings, Inc
17117 Westheimer 75
Houston, Texas 77082
Email: jmelton@oneworlddolls.com
Office: 281-940-8534
Fax:  866-512-0322

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which One World has filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(a)                   One World’s Annual Report on Form 10-K for the year ended December 31, 2012.

(b)                   One World’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 20, 2013, and for the quarter ended June 30, 2013, filed with the Commission on August 19, 2013.

(c)                    One World’s Current Reports on Form 8-K filed with the Commission on  May 10, 2013, July 7, 2013, August 7, 2013, September 26, 2013 and September 27, 2013 (except that any portions thereof that are deemed to be furnished and not filed shall not be incorporated by reference in this Registration Statement).

(d) The description of One World’s common stock and preferred stock contained in the Registration Statement on Form S-1/A, filed December 19, 2012.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished but not filed pursuant to any current report on Form 8-K, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Statutory Indemnification. The Nevada Revised Statutes (the “NRS”) 78.7502  Discretionary and mandatory indemnification of officers, directors, employees and agents permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

In a suit brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Nevada Courts or the court in which the claim was brought.

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:  (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Contractual Indemnification.   One World’s Articles of Incorporation (the “Articles”) and Bylaws require it to indemnify its directors and officers.

The above discussion in this Item 6 of Section 145 of the NRS, the Articles, the Bylaws and the indemnification agreements is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
Exhibit
Number                                                      Description

2.1	Share Exchange Agreement (Incorporated by reference from Exhibit 2.1 to Form S-1/A filed with the SEC on February 13, 2012)

3.1	Articles of Incorporation, as amended. (Incorporated by reference from Exhibit 3.1 to Form 10-KSB filed with SEC on March 31, 1998)

3.2	Certificate of Designations of Series A Preferred Stock (September 10, 1993) (Incorporated by reference from Exhibit 3.2 to Form S-1/A filed with the SEC on September 27, 2012)

3.3	Certificate of Designations of Series B and C Preferred Stock (December 19, 1997) (Incorporated by reference from Exhibits 4.1 and 4.2 to Form 8-K filed with the SEC on December 30, 1997)

3.4	Certificate of Designations of Series D Preferred Stock (August 31, 2000) (Incorporated by reference from Exhibit 3.4 to Form S-1/A filed with the SEC on September 27, 2012)

3.5	Certificate of Amendment to Articles of Incorporation (dated July 15, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

3.6	Certificate of Change filed Pursuant to NRS 78.209 (filed July 26, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

3.7	Bylaws (Incorporated by reference from Exhibit 3.2 to Form 10-KSB filed with SEC on March 31, 1998)

5.1*	Opinion and consent of David S. Hunt, P.C re: the legality of the shares being registered
23.1*	Consent of David S. Hunt, P.C (contained in his opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Ham, Langston & Brezina, L.L.P., Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (included on signature page).

10.12	One World Holdings, Inc. 2013 Stock Incentive Plan (Incorporated by reference from Exhibit 10.12 to Form 8-K filed with SEC on September 26, 2013)

* Filed herewith

Item 9. Undertakings.

The Company hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 10-K at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the state laws of Nevada and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of October, 2013.

ONE WORLD HOLDINGS, INC.
(Registrant)

By: /s/ Corinda Joanne Melton
Corinda Joanne Melton, Chief Executive Officer and Director
(Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

Each person whose signature appears below constitutes and appoints Corinda Joanne Melton as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, to sign any amendments (including post-effective amendments) to this registration statement and to each registration statement amended hereby, and to file or cause to be filed the same, with all exhibits and other related documents, with the Securities and Exchange Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities on October 25, 2013:

By: /s/ Corinda Joanne Melton
Corinda Joanne Melton, Chief Executive Officer and Director
(Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

/s/ Stacey McBride-Irby
Stacey McBride-Irby Director
/s/ Wilma Delaney
Wilma Delaney Director

/s/ Robert Hines
Robert Hines Director

EXHIBIT INDEX

Exhibit
Number                                                      Description

2.1	Share Exchange Agreement (Incorporated by reference from Exhibit 2.1 to Form S-1/A filed with the SEC on February 13, 2012)

3.1	Articles of Incorporation, as amended. (Incorporated by reference from Exhibit 3.1 to Form 10-KSB filed with SEC on March 31, 1998)

3.2	Certificate of Designations of Series A Preferred Stock (September 10, 1993) (Incorporated by reference from Exhibit 3.2 to Form S-1/A filed with the SEC on September 27, 2012)

3.3	Certificate of Designations of Series B and C Preferred Stock (December 19, 1997) (Incorporated by reference from Exhibits 4.1 and 4.2 to Form 8-K filed with the SEC on December 30, 1997)

3.4	Certificate of Designations of Series D Preferred Stock (August 31, 2000) (Incorporated by reference from Exhibit 3.4 to Form S-1/A filed with the SEC on September 27, 2012)

3.5	Certificate of Amendment to Articles of Incorporation (dated July 15, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

3.6	Certificate of Change filed Pursuant to NRS 78.209 (filed July 26, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

3.7	Bylaws (Incorporated by reference from Exhibit 3.2 to Form 10-KSB filed with SEC on March 31, 1998)

5.1*	Opinion and consent of David S. Hunt, P.C. re: the legality of the shares being registered
23.1*	Consent of David S. Hunt, P.C. (contained in his opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Ham, Langston & Brezina, L.L.P., Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (included on signature page).
10.12	One World Holdings, Inc. 2013 Stock Incentive Plan (Incorporated by reference from Exhibit 10.12 to Form 8-K filed with SEC on September 26, 2013)

* Filed herewith